The Open Window Movie, LLC

19500 Crystal Ct

Harrah, OK 73045

MOTION PICTURE DIRECTOR’S AGREEMENT

(NON-DIRECTORS GUILD OF AMERICA [DGA])

AGREEMENT made this 1st day of July, 2011, by and between The Open Window Movie, LLC, whose address is 19500 Crystal Ct. Harrah, OK 73045 (“Company”), and David Greene (“Director”), whose address is 19500 Crystal Ct. Harrah, OK 73045

WITNESSETH:

WHEREAS, The Company intends to produce a motion picture currently entitled “The Open Window” (the “Film”) and desires to engage Director to direct same, and;

WHEREAS, Director desires to accept said engagement;

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth hereinafter, the parties hereto agree as follows:

1.   Engagement

The Company hereby engages Director as the director of the Film, to perform all the services and functions customarily performed by a director of a motion picture, including, but not limited to, participating in the process of rewriting the screenplay, consulting with the Company on casting and selection of creative personnel, and all areas of planning, production, and postproduction. It is hereby agreed that Director will have final script approval of the screenplay for the Film.

2.   Schedule

Director will make herself/himself available for work on the Film according to the following schedule:

2.1 Script Preparation. Director will make herself/himself available commencing on May 1, 2016, in person and thereafter either in person, if available, or by way of telephone at reasonable times to discuss revisions of the screenplay with the screenplay writer, or such other writers as may be engaged to rewrite the screenplay, and continuing until such time as a revised screenplay satisfactory to Director is delivered.

2.2 Scheduling the Production. Preproduction is currently scheduled to commence on or about May 1, 2016, but in no event later than July 1, 2016, followed immediately by production and postproduction. Director will advise the Company of all engagements offered to her/him that might conflict with the tentative preproduction date commencing May 1, 2016. Director will be free to accept such offers until such time as s/he has been notified of the exact production date. On submission of the notice of exact production dates, The Company agrees to place the remaining unpaid portions of the Director’s Fee, as defined in paragraph 4.1 hereinafter, in an escrow account for the benefit of Director, and the obligation to pay said fee becomes absolute to be paid in full at the time when Director would be paid hereunder, whether or not the Film is or is not made and subject only to the conditions of force majeure or unless Director’s services are subsequently terminated for cause.

2.3 Preproduction.   Preproduction will run for a period of two (2) weeks. During the initial one (1) weeks Director will make herself/himself available on a nonexclusive basis to consult with the Company by telephone and mail on all creative aspects of the production. For the remaining one (1) weeks Director

TOW Directors Agreement                             Attachment D                                    Page 1

will devote herself/himself exclusively to preproduction and will be present in Oklahoma City (or such other locations as may be designated by the Company).

2.4 Production. Principal photography will commence immediately following the preproduction period and will include a three (5) week shooting schedule with a one (1) week contingency period available at the end thereof. Director agrees to comply will all reasonable requests and do all things necessary to assure completion of the Film on time and within the budget.

2.5 Postproduction and Director’s Cut. Commencing not later than two (2) weeks after completion of principal photography and continuing for a period of not more than eight (12) weeks, Director agrees to devote herself/himself exclusively to the preparation of a fully edited Director’s cut of the Film running not less than ninety-five (90) minutes nor more than one hundred and twenty (120) minutes in duration. Thereafter, and subject to the terms of the Company’s agreement with a motion picture distributor (the “Distributor”), Director agrees to make herself/himself available for up to two (2) additional cuts and two (2) previews but all under Distributor’s control if such control is provided for in the Company’s agreement with Distributor. In any event, Director will have the absolute right to attend up to two (2) sneak previews wherever they might take place, for which purpose the Company will provide round-trip-air fare and a per diem of thirty dollars ($30.00) for up to three (3) days, unless the Company requests Director to stay longer than three (3) days.

3.    Work Made for Hire

Director’s performance hereunder, including all suggestions, ideas, or screen business contributed to the screenplay or to the Film as made will be as an employee for hire, with the resulting film to be deemed a work made for hire as defined in the United States Copyright Act, and the Company, or its designee, will be deemed the sole author thereof. Moreover, Director waives any so-called author’s rights or droit moral that may accrue under any law throughout the world based on or deriving from his contributions to the Film.

4.    Compensation

In consideration of Director’s services to be rendered as set forth herein, the Company agrees to pay Director the following sums.

4.1 Director’s Fee. Director is to receive a fee of forty thousand dollars ($40000.00) (“Director’s fee”) as follows: Ten Thousand dollars ($10000.00) at the beginning of preproduction; Fifteen Thousand dollars ($15000.00) at the beginning of production; Fifteen Thousand dollars ($5000.00) at the conclusion of principal photography; Ten Thousand dollars ($10000.00) on delivery of the Director’s cut of the Film.

4.2 Tax and Transfer Restrictions. All compensation hereunder may be subject to tax withholding and/or other restrictions issued by appropriate governmental authorities. The Company agrees to cooperate with Director in complying with all such restrictions.

4.3 Books and Records. The Company agrees to maintain adequate books and records and to afford Director or a certified public accountant of her/his designation and at his sole cost and expense, access to said books at the Company’s offices during normal business hours for the purposes of review and auditing. Said right to review and/or audit will not be exercised more frequently than once in any twelve (12) month period.

6.    Credit

Provided that Director has fully performed hereunder, the Company agrees to accord Director credit as

TOW Directors Agreement                             Attachment D                                    Page 2

follows:

6.1 “Directed by.” On a separate card at the front of the end credit roll and in all advertising except Excluded Ads.

6.2 Publicity. The Company is hereby granted the perpetual right to use and authorize others to use Director’s name, voice, likeness, and picture for advertising and publicity purposes in connection with the Film and for use on the covers of or in any inserts in any novelization based on the motion picture or the literary material thereof, and also for use on the covers or wrappers of any sound track-phonograph albums, discs or tapes, videodiscs videocassette or DVD packaging containing any part or all of the motion picture score or the Film itself and also for use in theater or souvenir programs for the Film. Moreover, the Company agrees to afford Director credit wherever and whenever others associated with the Film receive credit on all covers, packaging, and inserts as identified heretofore. In addition, Director agrees that s/he will not issue any publicity in or with respect to Director’s services hereunder, and Director will not engage a publicity representative for such purpose without obtaining the Company’s prior written consent therefor. Director agrees that any publicity that s/he may desire to issue will, prior to issuance thereof, be submitted to the Company’s or Distributor’s publicity department for its approval. Casual or inadvertent failure to afford credit in advertising or publicity will not be deemed a breach, provided that same is promptly and prospectively corrected on written notice.

7.    Warranties, Representations and Indemnity

7.1 Warranties and Representations. Director hereby warrants and represents that s/he has the absolute right to enter into this agreement and will not hereafter enter into an agreement in derogation hereof; that s/he will perform his services in a craftsman like manner; and that his contributions to the Film will not infringe on the right, title, or interest of any person, firm, or corporation.

7.2 Indemnity. Director further warrants and agrees that s/he will hold the Company and the Company’s successors, licensees, and assigns harmless from all liability, loss, costs, and expenses (including reasonable attorney’s fees) that it or they may suffer by reason of the breach or alleged breach of any of the terms and warranties contained herein. If any claim or action is made or brought alleging facts that, if true, would constitute a breach of any of Director’s representations and warranties or agreements hereunder, the Company will give Director prompt written notice thereof and may, at Director’s expense, be represented by counsel retained by the Company or, at its option, by Director. The Company may set off against any moneys payable to Director by it, whether under this agreement or otherwise, the amount of any liability of Director to it under this paragraph. In addition, pending the final determination of such liability, the Company may withhold from any moneys payable to Director, under this agreement or otherwise, such amount as it may deem necessary to cover its potential liability on account of such claim or action. The Company may compromise or settle such claim on such terms as the Company may deem reasonable, unless Director will furnish it with a surety bond in an amount and by a surety satisfactory to The Company for the payment to it of such potential liability.

8.    Union Affiliation

It is agreed and understood that Director is not a member of the Directors Guild of America, Inc. Director agrees to join the Directors Guild of America, Inc. at the direction of The Company in the event that becomes a signatory with the Guild or produces the Film under the terms, of the Guild Agreement and agrees to remain in good standing throughout the term hereof.

9.   Further Agreements

9.1 Execution. Director hereby agrees to duly execute, acknowledge, and deliver to The Company or

TOW Directors Agreement                             Attachment D                                    Page 3

cause to be executed, acknowledged, and delivered to The Company, in a form approved by it, any and all further assignments, documents, or other instruments that The Company may deem necessary, expedient, or proper to carry out and effectuate the intent and purposes of this agreement.

10.   No Obligation to Produce

The Company will have no obligation to produce or release the Film.

11.   Force Majeure

In the event that performance hereunder becomes impracticable as a result of an Act of God, accident, incapacity, fire, labor controversy, riot, war, civil commotion, acts of government, or other causes outside of the control of the parties thereto, The Company will have the right to suspend performance hereunder during the term of such conditions for up to, but not greater than, a period of four (4) months or, at its option, terminate Director’s performance hereunder. Provided that the foregoing suspension has occurred through no fault of Director and Director’s services are terminated hereunder, The Company agrees to pay Director Fifty percent (50%) of the Director’s Fee identified in paragraph 4.1 hereinabove, less any sums previously paid, as full and complete settlement of The Company’s obligations hereunder.

12.   Time and Budget

It is an essential condition of this agreement that the Film be completed on time and within the budget determined at the time of commencement of principal photography. Breach of this condition, or reasonably anticipated breach, as determined in the Company’s sole discretion, will be grounds to terminate this agreement unless said failure to adhere to time and budget is not in any way Director’s fault.

13.   Incomplete Performance

In the event that another director must be engaged to complete the Film, caused by Director’s failure to perform hereunder based on illness, incapacity, or other causes or like or similar nature or on Director’s failure to adhere to the production schedule and budget, then Director will receive a pro-rata share of the Director’s fee and additional compensation as the amount of work that Director has performed relates to the total production work required for the Film. Billing credit will be accorded to that director who is substantially responsible for directing the Film.

14.   Miscellaneous

14.1 Assignment. The Company may transfer or assign this agreement or all or any part of its rights hereunder to any person, firm, or corporation, and this agreement will inure to its benefit and to the benefit of its successors, assigns, and licensees.

14.2   Notices.

14.2.1 All notices or payments that The Company may be required or may desire to give to Director hereunder may be delivered to Director personally or sent to her/him by prepaid certified mail or telegraph at the address indicated on page 1 hereof or such other address or addresses as Director may from time to time designate.

14.2.2 Any notices that Director may be required or may desire to give to The Company may be delivered personally to the Company or sent to her/him by certified mail or overnight commercial delivery service generating written confirmation of delivery at the address set forth on page 1 hereof, or at such other address or addresses as The Company may from time to time designate.

TOW Directors Agreement                             Attachment D                                    Page 4

14.2.3 The date of mailing or overnight delivery, as the case may be, of any notice or payment hereunder, will be deemed the date of service of such notice or making of such payment.

14.3 Postproduction. Director will have the right to consult with The Company during postproduction of the motion picture, and Director will be available for consultation, but The Company will have the right to make all final decisions with respect to editing and postproduction work, release, and exploitation of the motion picture.

14.4 No Injunctions. In no event will Director be entitled to enjoin or otherwise interfere with the production, distribution, or exploitation of the Film or other property right based thereon or to terminate this agreement or any rights granted hereunder. Director’s sole remedy in the event of any breach of this agreement will be an action at law for money damages only.

14.5 Successors and Assigns. This agreement, and all rights and obligations hereunder, will be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, licensees, and assigns. It is agreed that Director will not assign his performance hereunder, which is personal to her/him, and any attempted assignment will be deemed null and void.

14.6 Heading. The headings hereof are for convenience only and will not be deemed to modify or alter the terms hereof in any way.

14.7 Waiver. No waiver, whether it be expressed or implied, of any breach of any term or condition hereof will be construed as a continuing waiver or consent to any subsequent breach.

14.8 Arbitration. All disputes hereunder will be resolved before one (I) arbitrator of our mutual selection in the City of Oklahoma City under the rules and regulations of the Directors Guild of America, Inc. as would apply under a Directors Guild of America Agreement. Any award or judgment based thereon may be entered and confirmed in any court of competent jurisdiction.

14.9 Labor Permits. The Company agrees to apply for and obtain all necessary labor permits at its sole cost and expense. Director will cooperate at all times and supply all information and references as may be required to obtain said labor permits.

14.10 Entire Agreement. This agreement constitutes the final, binding, and entire agreement between the parties hereto and supersedes any and all prior written or oral agreements between the parties relating to the subject matter hereof. It cannot be modified or amended except by a written instrument signed by the parties hereto. This agreement will be governed, construed, and enforced in accordance with the laws of the State of Oklahoma applicable to agreements executed and to be wholly performed therein.

IN WITNESS WHEREOF, the parties hereto on the date first herein set forth have set their hand.

TOW Directors Agreement                             Attachment D                                    Page 5